EXHIBIT 99.1

Broadridge Financial Solutions, Inc. Earnings Call
Q3 2017
May 10, 2017

CORPORATE PARTICIPANTS

James M. Young Broadridge Financial Solutions, Inc. - CFO and Corporate VP
Richard J. Daly Broadridge Financial Solutions, Inc. - CEO, President and Director
W. Edings Thibault Broadridge Financial Solutions, Inc. - Head of IR and VP

CONFERENCE CALL PARTICIPANTS
Connor Nielson Allen JP Morgan Chase & Co, Research Division - Analyst
David Mark Togut Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst
Patrick Joseph O'Shaughnessy Raymond James & Associates, Inc., Research Division - Research Analyst
Chrispin Elliot Love Sandler O’Neill & Partners

PRESENTATION
Operator
Good morning. My name is Alfonso, and I will be your conference facilitator. At this time, I would like to welcome everybody to the Broadridge Fiscal Year 2017 Third Quarter Earnings Conference Call. As a reminder, this call is being recorded. (Operator Instructions)

I will now turn the call over to Mr. Edings Thibault, Head of Investor Relations. Please go ahead, sir.

W. Edings Thibault - Broadridge Financial Solutions, Inc. - Head of IR and VP
Thank you, Alfonso, and good morning, everybody, and welcome to Broadridge's Third Quarter 2017 Earnings Conference Call. Joining me on the call this morning are Rich Daly, our President and CEO; and Jim Young, our Chief Financial Officer.Please note that the earnings release announcing our third quarter results and slides that are accompanying this call may be found on the Investor Relations section of broadridge.com.

During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risks. A summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our Annual Report on Form 10-K, for a complete discussion of forward-looking statements and risk factors faced by our business. We will also be referring to several non-GAAP financial measures, including adjusted operating income, adjusted EPS and free cash flow. We believe that these non-GAAP measures provide nvestors with a more complete understanding of Broadridge's underlying operating results. An explanation of our use of these non-GAAP measures and reconciliations to the comparable GAAP measures can be found in the earnings release and in the earnings presentation.

Let me now turn the call over to Broadridge's President and Chief Executive Officer, Rich Daly. Rich?

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Thanks, Edings. Good morning to everyone on our call. I'd like to start off this morning with the highlight section on Page 4 of our presentation slides.

Broadridge reported strong third quarter results. Total revenues rose 46% to $1 billion in the third quarter. As has been the case all year, the acquisition of NACC continues to be the largest contributor to our total revenue growth, adding to both recurring revenues and distribution revenues.

Adjusted operating income rose 22% to $134 million, and adjusted EPS rose by 19%. Profit growth reflects the impact of NACC, organic growth and an increase in event-driven revenues. Recurring fees rose by 30%, driven by the NACC acquisition. On an organic basis, our recurring fee revenues rose 4% and are up 5% year-to-date. Our organic fee revenue growth continues to be broad-based across both the ICS and GTO segments.

Our growth is also being led by new sales, an indication that our product innovation is well aligned with the underlying growth drivers in our markets.

Speaking of sales, we reported another strong quarter for Closed sales as Broadridge continues to benefit from strong demand for its solutions and services.

Third quarter Closed sales were $48 million, up 66% versus the third quarter 2016. Those results pushed our year-to-date Closed sales to $125 million, 33% higher than last year.

I'm especially pleased at the breadth of this quarter's sales, which are not being driven by any single significant new wins, but instead represent literally hundreds of incremental wins.

As always, many of these sales require lengthy implementations and will take time to translate into revenues. But the increase in our backlog gives us more visibility into Broadridge's growth going forward.

Broadridge's balanced capital allocation strategy enabled us to continue to invest in the business while returning capital to our shareholders.

During the quarter, we made a small tuck-in acquisition to expand our compliance capabilities in our GTO product suite to $24 million and repurchased a total of 1.6 million shares of Broadridge.

We are reaffirming our 2017 financial guidance. With three quarters behind us and with more visibility into the proxy season, I am pleased to report that we are on track to achieve the guidance we laid out at the beginning of fiscal 2017 for our key metrics, recurring fee revenue growth, adjusted EPS growth and Closed sales. Achieving this will enable us to meet the three year objectives we laid out at our December 2014 Investor Day.

Moving to Slide 5. I will provide a high-level update on Broadridge's business. I'm pleased with the solid momentum across those segments. One of Broadridge's core characteristics is that we are not dependent on any single product line to drive overall growth. That multiple path to success strategy was critical to our growth in the third quarter. Our 4% organic growth in the third quarter was broadly based and reflected our investments to align our products with key growth drivers.

Net New Business accounted for all of the growth in both segments in the third quarter. Our ICS segment grew 6% organically, benefiting from new customer communications business from existing customers as well as broad growth across some of our new products. Data and analytics, tax and other newer products all contributed to ICS's growth in the quarter as our clients sort to reduce costs and better target new investors.

It was a similar story in GTO. While organic growth was 3%, growth from Net New Business accelerated modestly to 5%, as we began to recognize additional revenues from our international business and new managed services deals, taking advantage of the desire by global banks to reshape their operations.

Stock and mutual fund position growth remains a key driver of our long-term growth. Equity stock position growth was 6% in the third quarter.

And we are expecting yet another year of mid-single digit growth for fiscal year 2017. The solid growth and stock positions reflects the important role that individual stock holdings play in the savings of many individual investors and the increasing diversification of these accounts.

While ETFs have attracted significant new flows in recent years, the number of stocks held in Broadridge accounts has also continued to increase.
Earnings Call
Speaking of ETFs, we also saw an increase in mutual fund and ETF interim position growth to 5% in the third quarter, up from 1% in the first and second quarters. The stronger growth in mutual fund and ETF holdings reflects the very healthy level of inflows into these investments over the past several months.

We are hopeful that this quarter's stronger number reflects a return to more normalized level of growth as funds remain an important investment vehicle to individuals.

Closed sales momentum remains strong. Broadridge posted record third quarter sales of $48 million, putting us on track to report another record for the full year. While in the past, we have achieved record sales with the help of one or more large strategic deals, this was not the case in the third quarter. Instead, Broadridge benefited from a broad range of deals, ranging from some sizable deals for customer communications to a new deal to provide cloud-based marketing solutions to the wealth advisory unit of a large insurance client.

We also grew share of our proxy market by bringing one of the fastest-growing global advisors onto our platform.

Our success in increasing our level of Closed sales over the last two years is a direct result of our multiple past strategy and our commitment to the service profit chain, as you have heard me mention over and over and over again.

So here I go again. First and foremost, a direct outcome from the investments we have made both organically and through acquisitions has resulted in the broadening of our product line. Having more products gives us more opportunities to approach existing and new clients with solutions that they value.

Next, we've invested in our sales force by bringing in new talent and reorganizing our sales to better align with our clients, which enables us to build deeper client relationships at all levels.

The last element is our focus on client service as part of our deep cultural commitment to the service profit chain. Client satisfaction is an important consideration in the bonus compensation of all of our associates. And for more than 50% of our associates, it is the only consideration. That translates into an ability to meet or exceed expectations when it comes to managing complex implementations and client satisfaction. That, in turn, means that some of the largest financial firms in the world are comfortable increasing their reliance on Broadridge to deliver mission-critical services.

As a result of these investments and new products, sales and service, our sales pipeline continues to grow. We expect our Closed sales for fiscal 2017 to be in the top half of our $140 million to $180 million guidance range.

The operating environment and financial services is currently stable. While talk of tax cuts and a stronger equity market may eventually translate into increased activity, our growth is being driven by long-term trends, including that our bank clients continue to emphasize the need to make structural changes in the way they operate in order to boost long-term profitability. Our mutual fund clients remain challenged by shifts towards passive investing and are seeking to streamline their costs and improve their outreach to new customers. Wealth managers are seeking more tools to help them better identify and better serve their clients. And all of our clients are looking to reduce paper and postage expenses.

These are the trends that Broadridge is well positioned to take advantage of, and I don't see any less urgency from clients on addressing those challenges.

Looking ahead, we do see some modest upside in our event-driven business as we now expect higher fourth quarter revenues for our event-driven mutual fund proxy business. There has been little significant news on the regulatory side of late, as the new administration continues to put its team in place.

One item of note was the confirmation of Jay Clayton as SEC chair. During his testimony, Mr. Clayton emphasized the need to make it easier for U.S. companies to tap into public markets as a source of capital.
We think Broadridge's technology and cloud-based digital assets are well-positioned to help advance that goal.

With that update, let me now turn the call over to Jim.

James M. Young - Broadridge Financial Solutions, Inc. - CFO and Corporate VP
Thanks, Rich, and good morning, everyone. Before reviewing the quarter and outlook in more detail, I'll make a few callouts to begin.

First, guidance. We are reaffirming our fiscal year 2017 guidance this morning. And I will give you a sense on where we expect to land within those ranges.

Specific to earnings, we expect adjusted EPS growth will be in the range of 13% to 15%, in the middle of our 12% to 17% guidance range.

Second, investment gain. In connection with the acquisition of Message Automation, we realized a $9 million investment gain related to our prior ownership stake.

For purposes of our adjusted earnings, we deducted this income dollar-for-dollar, since it is a nontaxable gain.

And third, tax rate. Our GAAP tax rate for the quarter was 28.6%, which was driven down by the impact of the Message Automation investment gain. Our effective tax rate after adjusting for the gain was 31.3%. Our full year GAAP tax rate is expected to be 33% or 34%, excluding the Message Automation gain.

I will touch on these topics again through my review of the quarter and our outlook. I will now provide a quick recap of our results.

Third quarter 2017 recurring fee revenues rose 30% to $592 million, and total revenues rose 46% to $1.01 billion. Adjusted operating income rose 22% to $134 million, and adjusted EPS rose 19% to $0.69 per share. And Closed sales rose 66% to $48 million.

Let's move to the drivers of our top line growth, which are laid out on Page 6 of the presentation. I'll start with total revenues and then focus on recurring fee revenues.

As I noted, total revenues grew 46% to $1.01 billion. The acquisition of NACC, which occurred on the first day of the first fiscal quarter, was the biggest driver of our total growth, contributing $277 million to our revenues. That acquisition drove much of the increase in both recurring revenues and distribution revenues.

Event-driven fee revenues, up 26%, were a nice contributor to our growth in the quarter, rising $12 million to $61 million. That increase contributed 2 points to our overall revenue growth in the third quarter. The impact of changes in foreign currency was a slight drag on our reported revenues with less of an impact than it has been in recent quarters.

Recurring fee revenues grew 30% to $592 million. Excluding the impact of NACC and other acquisitions, organic recurring fee revenue growth was 4% in the third quarter. The biggest driver of our organic growth was the impact of strong Closed sales, which accounted for 7 points of growth and was partially offset by 2 points of client losses.

Internal growth was negative 1%. Excluding the impact of the Accenture Post-Trade Processing, or APTP, re-contracting from a year ago, which I'll discuss in my comments on the GTO segment results, internal growth would have been neutral and organic recurring fee revenue growth was at 5%.

Our year-to-date revenue figures can be found on Page 7. Total revenues rose 45% to $2.8 billion, with NACC again being the largest driver and with event-driven revenues a drag. Recurring revenues rose 32% to $1.6 billion. Organic growth contributed five percentage points to our recurring fee growth over the first nine months with the balance coming from acquisitions, mostly NACC.

Turning to Slide 8. Adjusted operating income rose 22% to $134 million in the third quarter of fiscal 2017. That growth was driven by the acquisition of NACC, organic recurring fee revenue growth and the impact of higher event-driven revenues.

Adjusted operating income margins declined from 15.9% to 13.2%, largely as a result of adding the lower-margin NACC business, partially offset by the increase in event-driven revenue and higher margins in the GTO segment.

Adjusted EPS rose 19% to $0.69 and GAAP EPS grew by 21%. There are three items of note that had an impact on EPS. The first was the $9 million non-cash gain resulting from the acquisition of Message Automation. Because Broadridge owned a minority interest in that company, the acquisition triggered a revaluation of our investment stake, resulting in the one-time non-cash gain, which was not subject to tax. So all $9 million fell directly through to our reported GAAP earnings and GAAP EPS.

While the gain benefited our GAAP EPS, it has been excluded from our non-GAAP adjusted earnings and adjusted EPS.

The second item was the tax rate. Excluding the impact of the Message Automation gain, our tax rate was 31.3% in the third quarter. As we have in recent fiscal third quarters, we recognized one or more discrete items, which had the effect of lowering our third quarter rates that had only a small impact on the forecasted full-year rate. We expect our tax rate for the full year to be approximately 34%, excluding this gain, and 33% with the gain.

The third item I'd point out is the share count. A 1% decline in the weighted average shares outstanding also contributed modestly to our EPS growth. That decline primarily reflects the shares Broadridge repurchased over the past 3 fiscal quarters.

Moving to Slide 9. For the 9-month period, our adjusted operating income grew by 16% and adjusted EPS rose 12%.

Turning to Slide 10. I'll review the performance of our ICS and GTO segments. ICS revenues rose 60% to $826 million in the third quarter, driven largely by the impact of higher recurring fee and distribution revenues from NACC and an increase in event-driven revenues.

ICS recurring fee revenues rose 48% to $389 million. On an organic basis, revenues rose 6%, driven entirely by Net New Business. ICS recurring fee revenues benefited from organic growth in our communications business and from growth in data and analytics, tax and other new product lines.

As Rich noted, ICS revenues also benefited from a pickup in ETF and mutual fund interim position growth to 5% as well as 6% stock record growth.

ICS earnings before taxes rose 10% to $74 million from $67 million. The growth in earnings reflects the impact of the NACC acquisition and higher event-driven revenues, which more than offset higher amortization expense related to the NACC and Inveshare technology acquisitions.

Next to GTO. GTO recurring revenues rose 6% to $203 million. Organic growth was 3% and recent acquisitions contributed another 3%. Breaking down the organic growth, Closed sales added 7 points of revenue growth, which netted to 5 points of Net New Business after client losses. The contribution from Net New Business reflects the strong GTO sales results over the last couple of years, including some sales closed in fiscal year 2015. This meaningful lag between sales and revenue recognition highlights the number of larger deals we have been closing. These larger deals are typically more complex and have longer conversion times.

Similarly, as we consider the recent record sales results, many of the sales we have closed over the course of this fiscal year will not begin to have an impact on reported revenues until late fiscal 2018, 2019, and in some cases, even 2020.

The growth in revenue attributed to Net New Business was offset by negative 2 points of internal growth. Our internal growth comparison was impacted by the recognition of $4 million of revenues in the third quarter of 2016 related to the re-contracting of a single APTP contract. Excluding the impact of that revenue, internal growth would've been modestly positive and GTO organic growth would've been 5%.

GTO earnings before taxes rose 10% to $44 million as we continue to realize positive operating leverage, especially from Net New Business.

Moving on to Slide 11. Broadridge's annual free cash flow generation is typically weighted to the second half of the year, and I expect fiscal 2017 to follow the same pattern. Broadridge generated $130 million in free cash flow in the third quarter and $93 million year-to-date.

We continue to expect to achieve our guidance for the full year free cash flow of $350 million to $400 million, inclusive of unusually high capital expenditures.

At this point, we expect to be in the lower half of that range.

Broadridge will continue to balance smart investments in its business with returning capital to shareholders.

During the third quarter, we invested $38 million in capital expenditures and software spend, and spent $20 million net of cash to acquire Message Automation, adding to the compliance capabilities of our GTO business.

We also want to maintain an efficient and lean capital structure. So as our cash flow picked up, we increased our share repurchase activity.

In total, Broadridge repurchased 1.6 million shares for an average price of $69. That brought our quarter end outstanding share count to $117.1 million. That capital return was in addition to the $40 million returned through the quarterly dividend.

Now let's turn to our fiscal year 2017 guidance, which can be found on Slide 12. We are reaffirming our guidance for the full year. We continue to expect total revenue growth to be in the range of 40% to 42%. We now expect our event-driven revenues to be higher in the fourth quarter than they were a year ago, as some of the meaningful mutual fund proxy event-driven activity for calendar year 2017, which we highlighted on our February call, is now likely to occur in our fiscal fourth quarter. The increase in event-driven revenue, along with associated distribution revenues, is likely to push our reported fiscal 2017 revenues closer to the high end of the projected full-year range.

For recurring fee revenues, we are reaffirming our guidance of 29% to 31% growth. With a lower-than-expected revenue contribution from NACC, we expect recurring fee revenue growth to be closer to the lower end of that range. Excluding the impact of NACC, we expect recurring fee revenues to grow 6% to 7%, including organic growth of approximately 5%.

We expect adjusted EPS growth to be in the middle of our 12% to 17% range or 13% to 15%. There are a few factors that play in the fourth quarter to note. One, we expect ICS, excluding NACC to have a nice finish to the year on recurring fee and earnings growth. Two, NACC is expected to have a seasonally lighter contribution to the fourth quarter, and therefore, would be less meaningful to the quarter's earnings growth. And finally, we expect to incur higher expenses related to efficiency initiatives. Keeping our costs in check is critical to our overall growth strategy, and these initiatives will help to position us for additional growth by enabling us to reinvest in our business while delivering bottom-line growth in fiscal 2018 and '19.

Our final key metric is Closed sales. As Rich noted earlier, we have reported record Closed sales, and our pipeline remains strong. As a result, we expect to finish the year in the upper half of our Closed sales guidance of $140 million to $180 million.

One additional housekeeping item with regards to our guidance. We are raising our forecast for our segment profit margins for GTO to approximately 21% from approximately 19.5%. That change reflects the healthy increase in GTO profits to the first nine months and our expectations for broadly similar margins in the fourth quarter.

So to sum up, Broadridge reported strong third quarter results with double-digit growth in revenues, adjusted EPS and Closed sales. And we remain on track to deliver our fiscal year 2017 guidance on key metrics of recurring fee revenue growth, adjusted EPS and Closed sales.

We continue to maintain a balanced approach to capital utilization, investing in our business while taking advantage of the increase in seasonal cash flow to step up repurchase activity. Broadridge remains focused on disciplined expense management. We expect spending on efficiency initiatives to increase in the fourth quarter as we position the business for more growth. We look forward to closing out fiscal year 2017 and updating you on our plan for fiscal year 2018 on our August call.

With that, I will now hand the call back to Rich for his closing remarks.

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Thanks, Jim. With two months remaining in the fiscal year, we are expecting 2017 to be another typical Broadridge year. By that, I mean mid-single digit organic recurring fee revenue growth, modest margin expansion and low double-digit adjusted EPS growth.

Putting aside the NACC acquisition impact, our guidance very much matches up with that Broadridge kind of standard. Clearly, the acquisition of NACC has had an impact on several of those metrics by significantly accelerating our revenue growth for the year and lowering our reported margins.

From a strategy point of view, the acquisition positions us to win new business at some very large clients and accelerate their efforts to move away from traditional mailings to a better digital future.

Also typical of Broadridge is the balance we try to strike between investing in our business and rewarding our shareholders. Over the course of the first nine months of this year, we have deployed your capital to make strategic acquisitions like NACC and advancing our blockchain capabilities. And we made two additional tuck-in deals that enhance our existing product line.

We have also continued to reward our shareholders in the form of an industry-leading dividend payout and more than $167 million of net share buybacks. And we accomplished all of that while maintaining a strong investment-grade credit rating. That's typical of Broadridge as well.

We also continue to invest internally to drive organic growth. Over the 10 years since we became an independent company, we have reshaped our company to align it with industry growth drivers. Those investments have positioned Broadridge to take advantage of the need by the financial services industry to mutualize large parts of its cost structure.

By reinvesting in the technology and people in our GTO business, we have positioned Broadridge to take advantage of that trend. By investing on our tax capabilities, we can now offer our clients a tax reporting utility.

We have also invested in our data capabilities to enable our brokerage and mutual fund clients to better target their investments. All of those capabilities represent investments we have made in recent years and all are contributing to our organic growth today.

Looking forward, we will continue to invest. A key focus is on how we can better deliver network value to our clients. Today, Broadridge is a key technology enabler of corporate governance across the globe and a critical infrastructure provider to global cash securities trading.

We will be seeking to use those privileged positions to provide even more value to our clients.

Let me share a few examples. In our GTO business, by leveraging our key role in the fixed income post trade processing market, we want to enhance our clients’ execution capabilities while driving down their costs.

For our wealth management and mutual fund clients, we will continue to utilize the unique data we can derive about investment accounts to enable them to better target new clients. We are also seeking to transform mutual funds regulatory communications to enable them to develop a more direct relationship with all of their end investors.

On the proxy side, we will continue to develop blockchain enabled services that enhance billing transparency and reduce complexity.

I hope you all took note of the successful pilot we conducted of a blockchain based proxy vote solution with JPMorgan, Northern Trust and Banco Santander. That is the first step towards bringing blockchain capabilities to the market.

We are also investing to take advantage of our leadership position and customer communications to accelerate the adoption of cloud-based digital communications, radically lowering our client costs to reach their customers, while at the same time dramatically improving the customer experience.

Each of these ethics, by leveraging Broadridge's scale and scope, has the potential to significantly enhance the value we can provide our clients and, in turn, create significant long-term value for Broadridge's shareholders. As a result of the investments we've made in our business over the past ten years, Broadridge is better positioned than ever to sustain its growth.

We are even more excited about the additional opportunities that remain ahead as we leverage Broadridge's network value for the benefit of our clients. We head into fiscal 2018 with multiple paths to create near-term and long-term value as we pursue our goal of delivering top quartile total shareholder return.

We will talk more about those paths and opportunities we see ahead at our upcoming Investor Day, which will take place on December 5. As many of you are aware, we now host an Investor Day about every three years to lay it out our vision for what Broadridge can do over the next three-year horizon. As we near the end of the current three-year cycle, I am proud to note that we are on track to deliver on the objectives we laid out in December 2014.

That concludes my prepared remarks. But before I turn it back over for your questions, let me thank our employees for their high level of engagement. Their commitment to serving our customers lies at the heart of the service profit chain and I always want to make sure that I recognize their tireless efforts.

Now let's open up the line for your questions. Alfonso?

QUESTIONS AND ANSWERS

Operator
(Operator Instructions) Your first question comes from the line of David Togut from Evercore ISI.

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst
Rich, a couple of months ago, some of the largest investment banks, Goldman Sachs, Morgan Stanley, BoFA, announced the formation of ProjectScalpel, a consortium to cut up to $2 billion in their equity and fixed income trade processing costs. I'm wondering if Broadridge can play any role on that either in providing some of the critical infrastructure services or any value-added services beyond that?

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Sure. So there have been, Dave, a number of dialogues that have taken place. We participated, I believe, in every one of these dialogues that look at how the industry can mutualize costs as we go forward. Dave, I've been in the industry now for a very, very long time. So I remember in the mid-'80s, Sandy Wiell and George Ball announcing putting things together. And the dialogue is the easy part, actually getting the rubber to meet the road and find a way to creating multi-entity platform cost-effectively has always been the challenge. The reason we are participating in all these dialogues is because we're really the only true multi-entity platform with the scale and capabilities to drive these type of activities. So here is what we are looking to do, and I use that term network value for the first time specifically to call this out. So Dave, I love the question. If you think about us having 19 of the 23 primary dealers, you think about the fixed income markets overall, all right. You think about that being about $6 trillion a day in clearance requirement. We're looking to start that first for our customers, and we've been proposing this out to the market overall. And as the world goes to T2, we have a vision to take our clients at the T2 to T1 pretty quickly and even to T by netting transactions. If you think of the capital costs benefits of that, it's very, very meaningful. If you think of the taking risk out of process benefit to that, it's very meaningful. So in our dialogues, whether it'd be Scalpel or other activities in the market, Dave, we're constantly out there saying, "Let's get from this big theory with a pragmatic view of what we can tangibly get done in the near term." Because when you talk about projects of this nature, you're talking about huge investment, okay, which gets a little tiresome unless you deliver results pretty quickly. So what I love about where we're positioned here, Dave, is for our clients, we are consistently presenting to them a tangible plan based on real assets today. So in the last quarter when we announced that significant global bank, okay, arguably, the largest global bank who previously committed to put their worldwide fixed income onto our platform, and then last quarter committed to put their equity platform on us, all right? You're hearing that we're getting very real players, and our ability to do what I just described is a key driver behind that. So we will continue to talk and I think continue to be in every dialogue because we have the most tangible assets in the process today.

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst
Just as a quick follow-up, could you give us your thoughts on stock record growth for '18? We've started to see a nice pickup in the IPO market after what was a very weak market in 2016. Should that be encouraging in terms of a possible acceleration in growth in The Street name proxy business?

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
So Dave, look, IPOs and having more companies out there is an important long-term trend. If you look at our ability to grow positions versus the number of public companies out there, we've actually managed to offset position growth by more investors coming in versus the number of companies coming down. My favorite thing is when people spin companies out because that generally immediately creates two shareholders for every one shareholder that the company previously had. IPOs have been terrific, but what we've seen in this last quarter, whether it be mutual fund position growth or equity position growth is then more individual investor money coming into the markets. So this is something that over the long term, we've always seen grow. If you're going to be saving for retirement, even when rates slightly higher, it's going to be pretty difficult to retire unless you're putting an awful lot of money into fixed income or pretty difficult to plan for kids education, et cetera, unless you're getting better returns than what fixed income still offers.

Operator
(Operator Instructions) Your next question comes from the line of Puneet Jain from JPMorgan.

Connor Nielson Allen - JP Morgan Chase & Co, Research Division – Analyst
This is Connor on for Puneet. I'm just wondering if you could talk a little bit about your sales and pipelines. It's great to see strength, the strength that you're seeing there. Could you speak a little bit about the sustainability of these sales and how they're converting? You spoke a little bit about the timing, but could you speak a little bit more on that?

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Sure. So I -- when we were here getting ready for the call, we were talking about multiple paths, the products we've added. I said, I wonder how tired they're getting of hearing me say this, that's when I decided to add the language of saying, we've been talking about this over and over and over again. So if you exceed customer expectation, and remember, all of our associates are tied to customer satisfaction, over 50% of our associates, the only way they can earn a bonus is if customer satisfaction goes up. So we have, and we have the data to support it, highly satisfied customers, and we continue to grow that satisfaction. If we can offer more offerings for those highly satisfied customers, particularly with an industry that's so focused on getting costs out and mutualizing costs, it puts us in a pretty strong position. So we try to highlight in this call, that not only is it record sales, not only we had a great position year-to-date, but it's not even this time or in this quarter being driven by a single large big deal, but it was literally hundreds of deals. So as we look forward, as you just heard me answer to Dave a minute ago about the opportunity to mutualize costs, right. The NACC transaction has given us near-term benefit, I'll call it core synergy, midterm benefit, which plays directly into this because of our ability to have cloud-based digital solution combined with the most efficient ability to deliver today's needs, our sales pipeline grew with the NACC transaction pretty meaningfully because of that midterm benefit. Of course, with the clients who consider coming with us are looking for is for us to enable them to more successfully get to that longer-term benefit of digitizing these communications. But if you look at all of the products we've added, momentum growing in those products whether it be tax, data, GTO segment, the transactions we did this year in GTO, we have more product than ever and we have a stronger pipeline than ever. And so we're running this for the long term. That's what you should always see here. We're investing in us, so the more product we have, the more likely it will be able to maintain this momentum even if the markets aren't quite as strong as we’d like them to be. Obviously, if something material happens, we're going to be affected like everybody else. But we're better positioned than we've ever been in our history because of the product we have, and that product turns into the largest pipeline we've ever had.

James M. Young - Broadridge Financial Solutions, Inc. - CFO and Corporate VP
And Connor, this is Jim. And it sounds like you did catch the comment on the lag between sales and revenue recognition. Again, with the great success we've built up a good set of deals in our revenue backlog. And because that's skewing towards larger deals that Rich mentioned, we'll take a little bit more time to see the revenue flow in. So it'll be a little bit of a delayed gratification. That said, it's giving us very good visibility into the next couple of fiscal years, which is a good spot to be in.

Operator
Your next question comes from the line of Patrick O'Shaughnessy from Raymond James.

Patrick Joseph O'Shaughnessy - Raymond James & Associates, Inc., Research Division - Research Analyst
Hoping that you can maybe provide a little bit more color on those efficiency initiatives that you talked about that you're going to start to implement during the fourth quarter.

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Pat, many thoughts. So at Broadridge, every year, we expect as part of our associates commitment and engagement, we expect everybody to be relevant. And part of being relevant is using technology to be more efficient as we go forward. So that's kind of like table sticks. But like every business, every now and then you need to take that step back and look and see are there ways we can better align with customers, are there ways you could potentially flatten the organization to make the distance between me and the customer have less tiers in it. I wouldn't call it anything extraordinary, all right? But I’d certainly say that there's a little bit more intensity of focus this time around than in the average year.

James M. Young - Broadridge Financial Solutions, Inc. - CFO and Corporate VP
And Rich you captured exactly right, which is as I can tell you since, Patrick, I've been here, this is a recurring activity at Broadridge. Sometimes it's more formal, less formal. As Rich said, maybe a bit more intensity and formality around this, but this is kind of a muscle that we exercise pretty regularly. So just sort of giving you a heads up that we could see a little bit of elevated expense in the fourth quarter for that as part of laying our foundation for more growth.

Patrick Joseph O'Shaughnessy - Raymond James & Associates, Inc., Research Division - Research Analyst
Okay, got it. Appreciate that. And then for my follow-up, there was one M&A deal during the quarter that you guys did not participate in that surprised me a little bit. It was the interactive data managed solutions business that ICE ended up selling to FactSet, and it provides a lot of web-based portal and API functionality to the wealth management industry, and that seems like it's right up your alley. So I'm guessing you probably don't want to comment on that specific business. But can you maybe give us a view of your wealth management aspirations and what makes sense and what doesn't make sense at this point?
MAY 10, 2017 / 12:30PM, BR - Q3
Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Sure. So let me first comment on, again, our acquisition strategy is something that we feel we built that muscle over time. So first, it has to be a strategic fit. And as you pointed out, one can argue and what you just mentioned probably would have a pretty good strategic fit, then there has to be a view that we would be a better owner of the asset, which I'm not going to comment on one way or the other, and then we have to have a view that we're also going to be able to set a return bar and have it make sense on an overall basis. So every deal has to meet that criteria. And there have been -- and I'm not going to comment again on whether this deal was in there or not, I'm just going to simply say that there are literally probably 10x the number of deals we consider versus actually wind up doing. So there will likely be more deals out there that one can look at and say, "Why didn't we do it?" And there's lots of criteria as to why we do it, those deals. In terms of wealth. We have very, very strong processing capabilities. What we're doing in tax certainly enhances our wealth capabilities. Tax is one of the pain points for wealth advisors out there. First of all, you don't want customers or investors of making money, they hate paying taxes, right? And we believe, almost like proxy season, tax season is something that shouldn't be as painful as it is today. And with the right technology and the right process, tax season shouldn't be a surprise. So we took proxy season from being an annual fiasco to one of the more recurring activities that can happen in financial services. So we like what we're doing now. We also like what we're doing in managing our data, all right, and looking at data to give people better insights into the performance of wealth advisors and better insight into targeting potential clients. Again, and all of this is with the consent of our clients who get the benefit from the data we have, okay? So it's their data, we now generically mine that data, but we only do it with their consent, and they also participate in the benefit of that activity. If you take all of that and you look at our strong processing capabilities and then you look at the clients who are on our institutional platform and who now could be on our wealth platform, it makes a pretty compelling offering particularly as firms continue to try to mutualize costs. Now these are not quick sales by any stretch of the imagination, but I like where we're positioned because we're also viewed out there as the entity that is the most committed to the industry and continues to invest in this business, and we're investing our shareholders money again for that long-term ability to continue to grow shareholder value.

Operator
Your last question comes from the line of Chrispin Elliot Love from Sandler O'Neill.

Chrispin Elliot Love - Sandler O’Neill & Partners
Just one on the communications cloud. I just wanted to see if there's any updates on the communications cloud, and if there are any key milestones that we should be looking for in the future for when the cloud starts to generate revenue.

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Okay. So again, if you go back to the press release we had out in Vegas for Money 20/20, we laid out our strategy there where Broadridge is uniquely positioned to enable our clients to move data into, as we go forward, any one of the key clouds, all right? And so we're pretty pleased with the fact that the investments we've made over the last couple of years, all right, without any revenue offset are really starting to come into play where we can connect our clients. We believe that's a key driver in terms of taking the assets of NACC, the scale capabilities we have and positioning us to do lift outs and that's a midterm benefit. So we're in the early stages of that midterm benefit by having the dialogues out there. Now one of the things that we really are looking to do and want to enable, all right, is to drive real transaction into the cloud, okay, as we continue to go forward. So I'm not willing to put a date out there yet, or better say, Jim is not willing to let me to put a date out there yet. But I'm in, it's almost daily dialogue as in every day, not Rich Daly, I guess you could call it both dialogues, daily and Daly dialogues, all right, where we're looking without the shadow that who's leading these digital assets, okay, and is now going to be responsible going forward for the NACC or our BRCC communications business to generate real transactions we should look to start with proxy. So not only we were be able to do e-proxy, but we're looking to have proxy transaction and then some statement transaction going directly to the cloud. If you look at that BRCC press release for Money 20/20, that pretty much lays out the strategy for you.

Chrispin Elliot Love - Sandler O’Neill & Partners
Okay. And then just 1 follow-up on Closed sales. Closed sales have been pretty good this year. And then in past years, we've typically seen a strong Closed sales in the fourth quarter. Do you expect to see any seasonality in the fourth quarter for Closed sales, looking at an uptick? Or is that not really the right way to look about it -- think about it going forward?

Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President and Director
Well, we've never been better positioned year-to-date than we are right now. So my cardiologists and I are extremely grateful. I mean, as you know, there were times when we ended the third quarter in a relatively weak position versus the target and then had a pretty significant rally in the fourth quarter to get there. So we would always rather get the sales done sooner rather than later. So we feel good about where we are. That's why we positioned it to say we should come in in the upper half of the forecast for the year. And my position on sales is sooner is always better than later, and I'm going look forward to the fourth quarter call and see where it comes down.

Operator
There are no further questions at this time. Speakers, you may continue.

W. Edings Thibault - Broadridge Financial Solutions, Inc. - Head of IR and VP
Thank you, Alfonso. Before we close, let me remind to everyone on the call that we will be hosting an investor lunch, as we always do, to discuss our third quarter results in our offices in New York next Wednesday, May 16. If you would like to attend, please let me know.

Thank you, everyone, for your interest in Broadridge. And to shamelessly steal a line from Rich, choose to have a great day. Thanks.

Operator
This concludes today's conference call. You may now disconnect.